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                                 HORIZON LOGO

       HORIZON HEALTHCARE CORP. AND CONTINENTAL MEDICAL SYSTEMS INC.
              STOCKHOLDERS EACH APPROVE MERGER TRANSACTION

   ALBUQUERQUE, N.M. and MECHANICSBURG, Pa., July 6 /PRNewswire/ --
At Horizon Healthcare Corp.'s (NYSE: HHC) and Continental Medical Systems Inc.'s (NYSE: CNM) respective special stockholder meetings today, stockholders of each company approved the previously announced merger. In the merger, each share of Continental Medical Systems Inc. will be converted into .5397 of a share of Horizon common stock. Horizon anticipates that the merger will be completed in the near future. The combined company will be known as Horizon/CMS Healthcare Corp.
   Commenting on the merger vote, Neal Elliott, Horizon's chairman and CEO noted, "We are very pleased with the vote and very excited about the merger, which represents a significant growth opportunity for our company. The merger will create one of the largest post-acute networks in the United States. The ability to deliver a full continuum of lower cost post-acute health care services in several markets will provide a competitive advantage and positions the company for a more cost conscious health care market in the future. We also plan to expand Horizon's specialty services and programs into the CMS markets."
   The merger will add 37 rehabilitation hospitals in 14 states with 2,515 beds, outpatient rehabilitation services at more than 130 locations, 13 in-patient rehabilitation units, and contract therapy services in more than 30 states serving more than 2,400 facilities with over 4,000 therapists.
The merger will expand the number of facilities operated by Horizon to 167 with 18,972 beds.


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   When the merger is completed, Horizon/CMS Healthcare Corp. headquartered in Albuquerque, will be one of the nation's largest diversified health care providers of acute rehabilitation services, long-term nursing care and contract therapy services. Additionally, the company will provide an extensive array of specialty healthcare services including subacute care, pharmacy services, rehabilitation therapies, clinical laboratory services, physician placement and management services, medical and sleep diagnostic services, home respiratory care services and Alzheimer's care. Horizon/CMS Healthcare Corp. will operate thirty-seven acute rehabilitation hospitals and 125 long-term care centers totaling 18,972 beds. The company also will provide subacute care through 25 specialty hospitals and specialty subacute care units; and out-patient rehabilitation services at more than 130 locations. In addition, the company will provide contract therapy services in 31 states and institutional pharmacy services in 16 states.
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   /NOTE TO EDITORS: Horizon Health Care  press releases are available at no charge through PR Newswire's Company News On-Call fax service. For a menu of available Horizon Health Care press releases or to retrieve a specific release, call 800-758-5804, ext. 418784./
   /CONTACT: Michael H. Seeliger of Horizon Healthcare, 505-881-4961; or Warren H. McInteer of Continental Medical Systems, 717-790-8300/
   (HHC  CNM)

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